AGREEMENT OF PURCHASE AND SALE



                           BETWEEN



               R.B.R.&S.T. LIMITED PARTNERSHIP,
             a North Carolina limited partnership
                          as Seller


                             AND



       DEVELOPMENT OPTIONS, INC., a Wyoming corporation
                         as Purchaser


                   dated November 12, 1997



                     List of Exhibits

          Exhibit A:          Description of Land
          Exhibit B:          Deposit Provisions
          Exhibit C-1:        Form of Tenant Estoppel
          Exhibit C-2:        Second Form of Tenant Estoppel
          Exhibit D:          The Rent Roll
          Exhibit E:          List of Pending Litigation
          Exhibit T-1:        Permitted Exceptions
          Exhibit T-2:        Mechanic's Liens and Other Title Matters







                          AGREEMENT OF PURCHASE AND SALE


   THIS AGREEMENT OF PURCHASE AND SALE (this "Agreement") is made and entered into by and between R.B.R.&S.T. LIMITED PARTNERSHIP, a North Carolina limited partnership, ("Seller"), and DEVELOPMENT OPTIONS, INC., a Wyoming Corporation ("Purchaser"), as of the "Effective Date" (as hereinafter defined).


                     W I T N E S S E T H:

   For and in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

                          Article 1.
                           Property

   Seller hereby agrees to sell, and Purchaser hereby agrees to purchase, all of the following property: (a) an approximately 26.18 acre parcel or tract of real property (the "Main Parcel") together with all and singular easements, covenants, agreements, rights, privileges, tenements, hereditaments and appurtenances thereunto now or hereafter belonging or appertaining, together with an approximately 14 acre adjacent parcel or tract of real property (collectively with the Main Parcel, the "Land") subject to a ground lease in favor of Belk of Asheville Mall, Inc., all located in the City of Asheville, Buncombe County, North Carolina, more particularly described on Exhibit "A" attached to this Agreement; (b) the enclosed regional shopping mall (the "Building") located on the Main Parcel, and all other improvements of every kind located in, upon or over the Main Parcel, generally known as "Asheville Mall" (collectively, the "Improvements"); (c) all of Seller's right, title and interest in and to the tenant leases relating to the Improvements, the ground leases pertaining to the Land, all occupancy agreements, reciprocal easement agreements, operating agreements, licenses or other agreements (collectively, the "Leases") conveying or permitting occupancy or possession of any part of the "Property", as hereafter defined, including without limitation, the tenant leases referred to on the "Rent Roll" (as hereinafter defined) (the Land, the Improvements, and the Leases are referred to herein collectively as the "Real Property"); and (d) all of Seller's right, title and interest in all fixtures, equipment, and other personal property of Seller which may be located upon the Land and Improvements and which is used exclusively in the operation of the business conducted thereon (both tangible and intangible, including, without limitation, all rents, issues and profits of the Property, all licenses, permits, parking rights, trade names (including the right to use the name "Asheville Mall"), any service and maintenance agreements applicable thereto owned by Seller and contained in or related to the Improvements (collectively the "Personal Property") (the Real Property and the Personal Property are sometimes referred to herein collectively as the "Property").

                          Article 2.
           Earnest Money Deposit and Purchase Price

   2.1  Earnest Money Deposit.  Purchaser shall deliver to Nelson
  Mullins Riley & Scarborough, L.L.P. ("Escrow Agent") the sum of THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($300,000.00) simultaneously with Purchaser's execution and delivery of this Agreement to Seller and Seller's acceptance of such offer by execution hereof, which sum shall be held by Escrow Agent (in a separate, interest bearing account) as earnest money and shall be hereinafter referred to as the "Deposit". The Deposit shall be non-refundable except as set forth on Exhibit "B", attached hereto but shall be applicable to the Purchase Price, as hereinafter defined. Escrow Agent shall hold, invest, and disburse the Deposit in accordance with Exhibit "B".

   2.2 Purchase Price. The purchase price for the Property to be paid by Purchaser to Seller at the closing and consummation of the purchase and sale of the Property (the "Closing") as contemplated herein shall be SIXTY FIVE MILLION DOLLARS ($65,000,000.00), and shall be hereinafter referred to as the "Purchase Price." The Purchase Price, as adjusted to reflect a credit in the amount of the Deposit paid hereunder and as further adjusted to reflect the prorations between Purchaser and Seller described in Section 5 hereof, shall be paid by Purchaser to Seller at the Closing in immediately available funds by bank wire transfer received by Seller prior to 2:00 P.M. on the "Closing Date", as hereinafter defined.


                          Article 3.
                Default by Purchaser or Seller

   3.1 Purchaser's Default. If Seller shall have materially complied with all of the covenants and conditions contained in this Agreement, and Purchaser defaults in one or more of its obligations hereunder (including failing to consummate the purchase and sale contemplated herein or breaching any obligation, representation or warranty hereunder), then Seller shall be entitled to elect one of the following remedies: (a) Seller shall have the right to terminate this Agreement by written notice to Purchaser and to retain the Deposit plus any interest earned thereon in which event neither Purchaser nor Seller shall have any further rights or obligations with respect to the other under this Agreement, except for the "Surviving Covenants", as hereinafter defined; or (b) Seller shall have the right to seek specific performance against Purchaser.

   3.2 Seller's Default. In the event that Purchaser has complied with all of the covenants and conditions contained herein and is ready, willing and able to take title to the Property in accordance with this Agreement on the Closing Date, and Seller defaults hereunder through breach of any representation or warranty set forth herein or otherwise defaults in performance of its obligations hereunder and fails to consummate this Agreement, then Purchaser shall be entitled to elect one of the following remedies: (a) Purchaser shall have the right to terminate this Agreement by written notice to Seller, in which event neither Purchaser nor Seller shall have any further rights or obligations with respect to the other under this Agreement, except for the Surviving Covenants; or (b) Purchaser shall have the right to seek specific performance against Seller but not the right to seek damages. If the remedy of specific performance is not capable of being achieved due to the nature of Seller's default, Purchaser's sole remedy shall be termination. In the event of Seller's default hereunder, the disbursement of the Deposit shall be governed by Exhibit "B".


                          Article 4.
                Closing and Closing Deliveries

   4.1 Closing. Seller and Purchaser agree to conduct the Closing of the purchase and sale of the Property at 11:00 a.m. Eastern Time on January 6, 1998 (the "Closing Date") in the Charlotte, North Carolina office of Nelson Mullins Riley & Scarborough, LLP, located at 100 N. Tryon Street, Suite 3350, or at such other place as may be agreed upon by the parties hereto.

   4.2 Seller's Closing Deliveries. At the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Purchaser, in form and substance reasonably acceptable to Purchaser, the following:

   (a)  A special warranty deed (subject only to the "Permitted
  Exceptions", as hereinafter defined);

   (b) A bill of sale (the "Bill of Sale") conveying to Purchaser, without warranty, the Personal Property which may be located upon the Land and Improvements and which is used exclusively in the business operated thereon;

   (c) An assignment and assumption of the Leases (the "Assignment and Assumption") dated as of the Closing Date, assigning all of the Seller's right, title and interest in and to the Leases; and, to the extent necessary, also assigning all of Seller's right, title and interest in and to the service and maintenance contracts pertaining to the Property (collectively, the "Contracts");

   (d) Tenant notification agreements (the "Tenant Notices"), dated as of the Closing Date, and complying with applicable statutes in order to relieve Seller of liability for tenant security deposits, if any, notifying the tenants that the Property has been sold to Purchaser and directing the tenants thereafter to pay rentals to Purchaser (or Purchaser's designated agent);

   (e) To the extent in Seller's possession or under Seller's reasonable control, the originals of the Contracts, the Leases, and all tenant correspondence and other correspondence pertaining to the ongoing operation of the Property, as-built plans and specifications, maintenance and service contracts, and all licenses, permits and certificates of occupancy for the Real Property or the Improvements;

   (f) An updated Rent Roll, in the form of the Rent Roll attached hereto, dated within five (5) days of the date of the Closing;

   (g) To the extent in the possession of Seller or Seller's Property manager, copies of all engineering and maintenance records for the Property;

   (h) Such title affidavits as are reasonably required by the title company insuring title to the Real Property on behalf of Purchaser (but not an owner's affidavit covering the "Purchaser Created Liens," as hereinafter defined, or indemnifying the title company for such Purchaser Created Liens);

   (i) Documentary evidence of authority of the Seller to consummate the transaction contemplated hereunder;

   (j) An executed original of a sale closing statement (the "Closing Statement") in form and substance mutually agreeable to Seller and Purchaser; and

   (k) Written confirmation from the Seller that all representations and warranties of the Seller set forth herein at Section 10.1 are and continue to be true, accurate and complete as of the Closing Date, or if not, the extent and nature of any material changes to such representations and warranties. If there is a material, adverse change in the representations and warranties of Seller, Purchaser shall have the right to terminate this Agreement, without a return of the Deposit, except as set forth in Exhibit "B".

   4.3  No Default for Failure to Obtain Estoppels.  During the
  Inspection Period, Seller agrees to reasonably cooperate in good faith, with Purchaser's attempt, at Purchaser's cost, to procure tenant estoppel certificates executed by Belk, Dillard's, and Montgomery Ward, in the form attached hereto as Exhibit "C-1", or otherwise in form and substance reasonably satisfactory to Purchaser, together with an acceptable operating estoppels from all parties to any reciprocal easement agreement or operating agreement pertaining to the Real Property, together with additional tenant estoppel certificates from fifty percent (50%), as measured by floor area, of the remaining permanent tenants leasing space in the Building, in the form attached hereto as Exhibit "C-2", or in a form reasonably acceptable to Purchaser. Purchaser's failure to obtain the estoppels provided for hereunder shall not constitute a breach of this Agreement by Seller so long as Seller has reasonably cooperated in good faith with Purchaser, and Purchaser shall have no rights hereunder to compel Seller to perform any action with respect to estoppels. Nonetheless, if Purchaser is not satisfied with the estoppels obtained, Purchaser shall have the right to terminate this Agreement on or prior to the last day of the Inspection Period as such right is more fully described in Section 6.1, hereof, without a return of the Deposit, except as provided on Exhibit "B".

   4.4 Purchaser's Closing Deliveries. At the Closing, Purchaser will cause the Purchase Price to be delivered to Seller by the method herein described, and will execute and deliver to Seller counterparts of the Tenant Notices, the Assignment and Assumption, the Bill of Sale and the Closing Statement.

   4.5 Evidence of Authority; Miscellaneous. Both parties agree to deliver to the Escrow Agent and each other such evidence or documents as may be reasonably required by the Escrow Agent or either party hereto evidencing the power and authority of Seller and Purchaser and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required hereunder in connection with the sale of the Property.


                          Article 5.
               Prorations of Rents, Taxes, Etc.

   5.1 General Prorations. Real estate taxes for the year of Closing and any tax bond or assessment which is a lien against the Real Property shall be prorated as of 12:01 a.m. on January 1, 1998 (notwithstanding the fact that the Closing Date is January 6, 1998) either using actual tax or assessment figures or, if actual figures are not available, then using as a basis for said proration the most recent assessed value of the Real Property multiplied by the current tax or assessment rate, with a subsequent cash adjustment to be made between Purchaser and Seller when actual tax or assessment figures are available. Personal property taxes, annual permit or inspection fees, sewer charges, other utility charges, and other expenses and charges normal to the operation and maintenance of the Property shall also be prorated as of 12:01 a.m. on January 1, 1998. Final readings on all gas, water and electric meters shall be made as of the proration date, if possible, for purposes of accurate proration. If final readings are not possible, gas, water, electricity, and other utility charges will be prorated based on the most recent period for which costs are available. Any deposits made by Seller with utility companies shall be returned to Seller, and Purchaser shall be responsible for all arrangements for the continuation of utility services to the Property.

   5.2 Rental Prorations. All "base" rental and percentage rental payments pertaining to the Property (including base rents and percentage rents pursuant to the Leases) shall be prorated on an accrual basis, effective as of 12:01 a.m. on January 1, 1998 (notwithstanding the fact that the Closing Date is January 6, 1998). With regard to those base rents or percentage rents that Seller shall set forth on a list of delinquent accounts provided to Purchaser just prior to Closing (the "Delinquent Accounts Receivable), no proration will be made at the Closing. With regard to such Delinquent Accounts Receivable, Purchaser and Seller acknowledge and agree that Seller shall be transferring and assigning to Purchaser, at the Closing, up to $25,000.00 of the most current of such Delinquent Accounts Receivable (the "Transferred DAR"). Seller shall receive a credit at the Closing for the total sum due pursuant to the Transferred DAR. Thereafter, Purchaser shall make a good faith effort to collect all Delinquent Accounts Receivable in the usual course of Purchaser's operation of the Property, using commercially reasonable methods, with all sums collected pursuant to the Transferred DAR being the sole property of Purchaser and all sums collected pursuant to the other Delinquent Accounts Receivable being promptly paid over to Seller subject to deduction by Purchaser for the actual, out-of-pocket expenses incurred by Purchaser in making such collections. All other sums collected by Purchaser in respect of the Property which are the property of Seller shall be promptly paid over to Seller subject to deduction by Purchaser for the actual, out-of-pocket expenses incurred by Purchaser in making such collections (provided, however, that funds received by Purchaser which are not specifically designated by the payor as property of Seller shall be first applied to sums due Purchaser accruing after the Closing Date). The obligations of Purchaser under this Section shall survive the Closing.

   5.3  Prorations for Tenant Deposits.   The following shall apply to
  proration of deposits made by tenants for common area maintenance charges, taxes, insurance and other similar tenant assessments (collectively, the "Tenant Expense Deposits"): Seller and Purchaser agree that the Tenant Expense Deposits shall be part of the Personal Property transferred to Purchaser at the Closing. Therefore, from and after the Closing Date, Purchaser shall have the sole responsibility for proper application of the Tenant Expense Deposits, the refund of any overpayment of Tenant Expense Deposits and the collection of any deficiencies from tenants of the Real Property. In addition, all tenant security deposits, if any, pertaining to the Leases shall be assigned by Seller to Purchaser at the Closing and Purchaser shall thereafter have sole responsibility for management and accounting of such security deposits.

   5.4 Final Adjustment. Purchaser and Seller acknowledge and agree that all prorated items that are not subject to an exact determination shall be estimated by the parties with prorations adjusted to actual sums within twelve (12) months after the Closing Date. This obligation shall survive the Closing.

   5.5 Property Management Agreement. Purchaser and Seller acknowledge and agree that any contract for the management of the Property currently in force shall be terminated by Seller as of the Closing Date, with any fees for such termination to be paid by Seller. After such termination, Seller shall have no further responsibility with regard to supplying management services for the Property and Purchaser shall be solely responsible for procuring its own contract for management services for the Property.

                          Article 6.
         Inspection Period, Survey and Title Matters

   6.1 Inspection Period. Purchaser shall have from the Effective Date of this Agreement until 5:00 p.m. Eastern Standard Time on December 19, 1997 (hereinafter referred to as the "Inspection Period") to complete such environmental, title, economic and other due diligence investigations as Purchaser shall deem necessary or appropriate with regard to the Property. During the Inspection Period, Purchaser's agents and employees shall have the reasonable right to enter upon the Real Property to conduct due diligence in a manner reasonably acceptable to Seller, and to make commercially reasonable inquiries of tenants, governmental authorities and others with potentially relevant information about the Property; but in any event, without disruption to the normal business of Seller. During the Inspection Period, Purchaser shall be permitted to inspect and copy, in Asheville, North Carolina, the Leases and the Contracts and other pertinent information relating to the Property. On or before 5:00 p.m. Eastern Standard Time on the last day of the Inspection Period, Purchaser shall have the right to terminate this Agreement if Purchaser determines that it is not satisfied with any of the results of any of its due diligence investigation. The parties agree that for ease of administration of this Agreement, if Purchaser elects such termination, Purchaser shall not be obligated to provide any written notice of same to Seller. This Agreement shall automatically terminate at 5:00 p.m. on the last day of the Inspection Period, if Purchaser has not notified Seller otherwise. If Purchaser does not elect to have this Agreement automatically terminate but desires to proceed to Closing, Purchaser shall provide written notice of same to Seller and Escrow Agent on or before 5:00 p.m. of the last day of the Inspection Period (which notice shall also serve as a notice by Purchaser of Purchaser's acknowledgment that it has waived its right to a return of the Deposit if any of the representations made by Seller as set forth in Section 10.1(d), (e), (f), and (k) of this Agreement prove to be materially false).

   6.2 Survey. Purchaser acknowledges that Seller has provided it with a copy of the most recent survey of the Real Property in the possession of Seller, which survey was performed in 1997 (the "Prior Survey"). In the event Purchaser elects to have a new or updated as-built survey (the "Survey") of the Real Property prepared, which shall be at Purchaser's own expense, on or prior to the end of the Inspection Period, Purchaser shall provide a copy of such Survey to Seller. In the event the legal description conforming to the Survey does not match the legal description originally attached to this Agreement as Exhibit "A", Seller agrees to execute and deliver to Purchaser on the Closing Date, a quitclaim deed with a legal description conforming to the Survey (if so requested by Purchaser), in addition to the special warranty deed with the legal description set forth on Exhibit "A". Seller makes no representation or warranty whatsoever with regard to the accuracy or completeness of the Prior Survey and Purchaser acknowledges and agrees that it shall be solely responsible for procuring the Survey and ensuring that this Survey is satisfactory to Purchaser.

   6.3  Title Matters.

        (a)  Purchaser shall have until the end of the Inspection
  Period to examine title to and the Survey of the Real Property and to furnish Seller with a written statement of objections to the title or Survey, if any, other than the Permitted Exceptions, accompanied by copies of Purchaser's title commitment or Survey disclosing such objections to title and all documents listed therein as exceptions to title. Thereafter, Purchaser shall have until the Closing Date in which to reexamine title to the Property and in which to give Seller written notice of any additional encumbrances, other than the Permitted Exceptions and those disclosed by the earlier title examination, disclosed by such reexamination. Should Purchaser fail to notify Seller of any such objections within the aforesaid time periods, Purchaser shall be deemed to have waived all objections to the title to the Property. Seller shall have the right, until the Closing Date, to satisfy or cure all valid objections to title of which it was timely notified by Purchaser, but not the obligation to satisfy or cure such title objections; provided, however, that Seller, upon written notice to Purchaser, may postpone the Closing by thirty (30) days in order that such objections might be cured. Should Seller fail to satisfy or cure all such valid objections by the Closing Date, as postponed, if appropriate, then Purchaser shall have the right, at Purchaser's election, either to terminate this Agreement (without return of the Deposit, except as provided on Exhibit "B"), or to waive those title objections which Seller failed to satisfy or cure and proceed to close the sale of the Property contemplated herein and accept the Property subject to such objections with no reduction in the Purchase Price. For purposes of this Agreement, the term "Permitted Exceptions" shall mean taxes and assessments for the Property not yet due and payable, the exceptions to title shown on Exhibit "T-1", attached hereto, and such additional title exceptions as Purchaser shall approve or waive hereunder.

        (b) In the event that Purchaser should furnish to Seller such written statement of objections and should Seller fail to convey title to the Real Property subject only to the Permitted Exceptions and should Purchaser not waive all title objections other than the Permitted Exceptions, Purchaser's sole remedy shall be to terminate this Agreement (without return of the Deposit, except as provided on Exhibit "B") in which event this Agreement shall wholly cease and terminate, the parties hereto shall have no further rights or obligations hereunder, except for the Surviving Covenants, and the lien or right, if any, of the Purchaser against or to the Property shall wholly cease. Except as specifically provided herein, Seller shall not be required and is not obligated hereby to bring any action or proceeding or otherwise to incur an expense to render the title to the Property free of any liens and encumbrances, subject to the Permitted Exceptions. The acceptance of a deed to the Real Property by Purchaser shall be deemed to be a full performance of and discharge of every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those pursuant to any articles hereof which are herein specifically stated to survive the Closing.

        (c) Seller hereby covenants that it shall not voluntarily transfer, sell, assign, encumber, hypothecate or otherwise dispose of any or all of its right, title and interest in and to the Property or any portion thereof granting to any person or entity any rights with respect to the Property or any interest whatsoever therein without the consent of Purchaser, which will not be unreasonably withheld, conditioned or delayed, during the existence of this Agreement.

        (d) Notwithstanding any other provision of this Section 6 to the contrary, Seller shall satisfy, cure or cause to be released or bonded off of the Property, at Seller's election, (i) all materialmen's and mechanic's liens affecting the Property shown as mechanics or materialmen's liens on Exhibit "T-2", attached hereto (but not liens attaching to the Property which are caused or created by Purchaser either from work ordered by Purchaser or due to Purchaser's disclosure of information to tenants or others during the existence of this Agreement (collectively, the "Purchaser Created Liens"); (ii) the additional items listed on Exhibit "T-2", and
  (iii) the lien and interest of any other person or any other entity securing a loan to Seller in respect of the Property.

                          Article 7.
             Loss Due to Casualty or Condemnation

   7.1 Loss due to Condemnation. In the event of a condemnation of all or a "Substantial Portion" (as hereinafter defined) of the Real Property which condemnation shall or would render a Substantial Portion of the Real Property untenantable or would result in the Real Property not having sufficient parking to materially comply with applicable law or the specific requirement of any Lease, either party may, upon written notice to the other given within ten (10) days of receipt of notice of such event, cancel this Agreement, in which event this Agreement shall terminate, and neither party shall have any rights or obligations hereunder except for the Surviving Covenants. In the event that Purchaser or Seller does not elect to terminate, or if the condemnation affects less than a Substantial Portion of the Real Property or does not materially affect the parking area, then this Agreement shall remain in full force and effect, and Seller shall assign to Purchaser at Closing all monies received or collected by reason of such condemnation prior to Closing. In such event, the transaction hereby contemplated shall close in accordance with the terms and conditions of this Agreement. For purposes of this Section, the term "Substantial Portion" shall mean five percent (5%) or greater of the Real Property.

   7.2 Loss due to Casualty. In the event of "Substantial Loss or Damage" (as hereinafter defined) to the Real Property by fire or other casualty (not resulting from acts or omissions of Purchaser), Purchaser or Seller, upon written notice to the other given within ten (10) days of receipt of notice of such event, may cancel this Agreement in which event this Agreement shall terminate and neither party shall have any rights or obligations hereunder except for the Surviving Covenants. In the event that neither party elects to terminate, or if the casualty results in less than Substantial Loss or Damage, then this Agreement shall remain in full force and effect and Seller shall be entitled to all insurance proceeds received or collected by reason of such damage or loss, whereupon the transaction hereby contemplated shall close in accordance with the terms and conditions of this Agreement except that there will be abatement of the Purchase Price equal to the amount of the gross proceeds of insurance, plus Seller's deductible, provided that such abatement will be reduced by the amount expended by Seller (if any) for restoration of the Property following the casualty, and provided, further, that such abatement will be further reduced by the amount that the gross proceeds include any separate award for costs (including preservation costs) and attorneys' fees, to the extent actually incurred by Seller. For purposes of this Section 7.2, "Substantial Loss or Damage" shall mean loss or damage to the parking and/or any portion of the Building the cost for repair of which exceeds Two Million Dollars ($2,000,000.00) of the value of the Real Property.


                          Article 8.
                 Maintenance of the Property

   Between the Effective Date of this Agreement and the Closing, Seller shall maintain the Property in good condition and repair, reasonable wear and tear excepted, and shall perform all work required to be done under the terms of any Lease or agreement relating to the Property, in accordance with its customary practices in operation of the Property; except that in the event of a fire or other casualty, damage or loss, Seller shall have no duty or obligation to repair said damage except as otherwise provided in
  Section 7.2 of this Agreement.

   Until the Closing Date, Seller shall not intentionally cause or intentionally permit any new liens to attach to the Property except (i) the Purchaser Created Liens, or (ii) the lien for taxes not yet due and payable, or (iii) other liens in the ordinary course of business. In the event of liens attaching to the Property pursuant to clause (iii) immediately above, Seller agrees to satisfy such liens at or prior to Closing, provided they do not constitute Purchaser Created Liens. Seller shall not lease any portion of the Real Property or amend or terminate any existing Lease without first obtaining Purchaser's written approval, which approval shall not be unreasonably denied or delayed. Purchaser shall have three (3) days from the date Seller provides Purchaser with the business terms of a new lease, or modification or termination of any existing Lease, together with any information reasonably requested by Purchaser regarding such matter, to approve such lease, modification or termination. If Purchaser fails to respond within said time period, Purchaser shall be deemed to have approved such lease, modification or termination, as applicable.


                          Article 9.
                          No Brokers

   Seller and Purchaser each represent and warrant to the other that neither has employed, retained or consulted any broker, agent, or finder in carrying on the negotiations in connection with this Agreement or the purchase and sale referred to herein, and Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims, demands, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorneys' fees incurred in connection with the enforcement of this indemnity) which may be asserted or recovered against the indemnified party on account of any brokerage fee, commission or other compensation arising by reason of the indemnitor's breach of this representation and warranty. This Section 9 shall survive the Closing or any termination of this Agreement.


                         Article 10.
                Representations and Warranties

   10.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser that the following matters are true and correct as of the Effective Date hereof. None of the representations and warranties shall survive the Closing.

        (a) The Seller is not a party to, subject to or bound by any agreement, contract, permit or other restriction of any nature, or any judgment, order, statute, rule or regulation of any court, governmental body, administrative agency or arbitrator, or any legal proceeding which would prevent or be violated by, or under which there would be a default, or which would result in creation of or claim of any lien, charge or encumbrance upon any of the Property as a result of any of the items set forth below (excepting therefrom any claims covered by Seller's general liability insurance):

   (i)  the execution, delivery and performance of this Agreement; or

   (ii) the transfer and assignment to Purchaser, in accordance with this Agreement, of the Property.

        (b) Seller is a North Carolina limited partnership, organized, existing, and in good standing under the laws of the State of North Carolina, and has all power and authority to conduct the business of the Property and to enter into and perform its obligations hereunder under the laws of the State of North Carolina.

        (c) The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by all necessary parties and no other proceedings on the part of Seller are necessary in order to permit them to consummate the transaction contemplated hereby. This Agreement has been duly executed and delivered by Seller.

        (d)  The rent roll attached hereto as Exhibit "D" (the "Rent
  Roll") is true, correct and complete in all material respects. At the Closing, Seller shall deliver to Purchaser an updated Rent Roll which will be true, correct and complete as of the Closing.

        (e)  The Land is currently zoned under the classification
  "Regional Business" pursuant to the applicable zoning ordinance for the City of Asheville. The zoning for the Land permits the current use of the Land as a shopping center.

        (f) To the best of Seller's knowledge, and except as may be set forth in that certain Phase I Environmental Site Assessment - Asheville Mall Property - S&ME Project Number 14-14-97-100 prepared for R.L. Coleman & Company, dated August 13, 1997, a copy of which will be provided to Purchaser, the Property has not been used by Seller as a land fill or as a dump for the disposal of garbage, refuse, hazardous substances or toxic wastes, nor are any storage tanks located on the Property, and Seller has not received any notice of, and has no knowledge, information or belief of, the use of the Land for the disposal of garbage, refuse, hazardous substances or toxic wastes.

        (g) To the best of Seller's knowledge, there is no permanent condemnation proceeding pending with regard to all or any part of the Property and Seller has received no notice of such proceeding commenced or threatened by any governmental authority.

        (h) Seller has not received notice of, nor does Seller have knowledge of any litigation or any administrative, regulatory, or judicial proceeding, pending against Seller or the Property, except as set forth on Exhibit "E", which will be provided by Seller to Purchaser promptly following the Effective Date hereof.

        (i) Seller is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, as amended.

        (j) Seller is not currently subject to any bankruptcy, reorganization, insolvency or similar proceedings.

        (k) In addition, Seller represents and warrants to Purchaser that as of the Effective Date of this Agreement, Seller has fee simple title to the Land subject only to those matters shown on Exhibits "T-1" and "T-2", attached hereto.

   Purchaser acknowledges that it has the skills, knowledge and expertise to perform its own investigation of all aspects of the Property, that it has been provided with the time to do so, that it has conducted its own independent investigation to the fullest extent desired and that, other than Seller's representation and warranties set forth herein or made pursuant hereto, it is relying solely on its own investigation and analysis of the Property in entering into this Agreement and closing the transaction contemplated hereby. Purchaser acknowledges that its due diligence shall include, without limitation, "Phase I" environmental assessments of the Property performed by independent environmental consultants, electrical, mechanical, roof and parking lot inspections, and all such other inspection as Purchaser shall deem appropriate (all of which shall be conducted in a manner so as not to interfere with the business conducted upon the Land and the Improvements).

   10.2 Representations and Warranties of Purchaser.

        (a) The Purchaser is not a party to, subject to or bound by any agreement, contract, permit or other restriction of any nature, or any judgment, order, statute, rule or regulation of any court, governmental body, administrative agency or arbitrator, or any legal proceeding which would prevent or be violated by, or under which there would be a default as a result of any of the items set forth below:

        (i)  the execution, delivery and performance of this Agreement;
  or

        (ii) the transfer and assignment to Purchaser, in accordance with this Agreement, of the Property.

        (b) Purchaser is a corporation, duly organized and validly existing, and in good standing under the laws of the State of Wyoming, and has all power and authority to enter into and perform its obligations hereunder under the laws of the State of Wyoming and North Carolina, and has been qualified to do business in the State of North Carolina.

        (c) the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by all necessary parties and no other proceedings on the part of Purchaser are necessary in order to permit it to consummate the transaction contemplated hereby. This Agreement has been duly executed and delivered by Purchaser.

                         Article 11.
                       Indemnification


   11.1 Purchaser's Indemnification. Purchaser on behalf of itself, its successors and assigns does hereby agree to indemnify and hold Seller, its successors and assigns, and any independent property manager which Seller has hired to manage the Property, harmless from and against all costs, charges and expenses arising from Purchaser's entry on the Property prior to Closing in conducting due diligence or relating to the ownership, management and operation of the Property from and after the Closing Date, including costs (i) for any labor performed on, or materials furnished to the Real Property subsequent to the Closing Date, (ii) for any leasing commissions disclosed to Purchaser on the Rent Roll and due for renewals of extensions of existing Leases subsequent to the Closing Date, (iii) for compliance with any laws, requirements or regulations of, or taxes, assessments, or other charges due to any governmental authority, but only to the extent that any such liability is attributable exclusively to Purchaser's period of ownership of the Property, or (iv) for any other charges or expenses whatsoever pertaining to the Property or to the ownership, title, possession, use or occupancy of the Property, but only to the extent any such liability is attributable to Purchaser's period of ownership of the Property.

   11.2 Third Parties. Except as specifically limited herein, nothing contained in this Section is in any way intended to limit the rights of Seller or Purchaser to pursue any remedies as may exist at law or in equity against any unrelated third parties with respect to any liabilities covered by this Section 11.

   The provisions of this Section 11 shall survive the Closing or earlier termination of this Agreement.

                         Article 12.
                          Assignment

   Purchaser shall not assign this Agreement without the prior written consent of Seller, in Seller's sole discretion.


                         Article 13.
                           Notices

   All notices hereunder or required by law shall be sent via United
  States Mail, postage prepaid, certified mail, return receipt requested, or via any nationally recognized commercial overnight carrier with provisions for receipt, addressed to the parties hereto at their respective addresses set forth below or as they have theretofore specified by written notice delivered in accordance herewith:

  PURCHASER: Development Options, Inc.
             c/o CBL & Associates Properties, Inc.
             One Park Place
             6148 Lee Highway
             Chattanooga, Tennessee  37421-2931
             Attn: Mr. John Foy

  with a copy to: Mary Ann Okrasinski, Esq.
             CBL & Associates Properties, Inc.
             One Park Place
             6148 Lee Highway
             Chattanooga, Tennessee  37421-2931

  SELLER:         R.B.R.&S.T. Limited Partnership
             c/o Richard L. Coleman, Jr.
             39 Hilltop Road
             Asheville, North Carolina 28803

  with a copy to: Nelson Mullins Riley & Scarborough, L.L.P.
             First Union Plaza, Suite 1400
             999 Peachtree Street, N.E.
             Atlanta, Georgia 30309
             Attn:  Wade H. Stribling, Esq.

  ESCROW AGENT:   Nelson Mullins Riley & Scarborough, L.L.P.
             First Union Plaza, Suite 1400
             999 Peachtree Street, N.E.
             Atlanta, Georgia 30309
             Attn:  Wade H. Stribling, Esq.

  Delivery will be deemed complete upon confirmed receipt or refusal to accept delivery.


                         Article 14.
                     Expenses of Closing

   Seller shall pay its own attorney's fees, brokerage commissions payable in respect of the Leases, if any, which are due and payable prior to the Closing Date and were not disclosed on the Rent Roll, and the other items and costs specifically provided for hereunder to be the responsibility of Seller. Purchaser shall pay its due diligence expenses, including, but not limited to, the cost of any environmental or engineering studies, surveys, and title reports, it's own attorney's fees, and the title insurance premium for the policy of title insurance for Purchaser and any lender of Purchaser. The parties shall split equally the real estate transfer tax, any recording fees, and other similar documentary fees and charges incurred in connection with the transfer of the Property, except for any fees charged in connection with Purchaser's financing for the Property including intangibles tax or loan fees which shall be paid solely by Purchaser.


                         Article 15.
                        Miscellaneous

   15.1 Successors and Assigns. All the terms and conditions of this Agreement are hereby made binding upon the executors, heirs, administrators, successors and permitted assigns of the parties hereto.

   15.2 Gender. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

   15.3 Captions. The captions in this Agreement are inserted only for the purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Agreement or any part hereof.

   15.4 Construction. No provision of this Agreement shall be construed by any Court or other judicial authority against any party hereto by reason of such party's being deemed to have drafted or structured such provisions.

   15.5 Entire Agreement. This Agreement constitutes the entire contract between the parties hereto and there are no other oral or written promises, conditions, representations, understandings or terms of any kind as conditions or inducements to the execution hereof and none have been relied upon by either party.

   15.6 Recording. The parties agree that this Agreement shall not be recorded. If Purchaser causes this Agreement or any notice or memorandum thereof to be recorded, this Agreement shall be null and void at the option of the Seller.

   15.7 No Continuance. Purchaser acknowledges that there shall be no assignment, transfer or continuance of any of Seller's insurance coverage.

   15.8 Time of Essence. Time is of the essence of this Agreement. If the date for performance of any action under this Agreement shall fall on a Saturday, Sunday or legal holiday, such action shall, and may, be performed on the next succeeding business day which is not a Saturday, Sunday or legal holiday.

   15.9 Counterparts. This Agreement may be executed by both parties in counterparts in which event each shall be deemed an original and all of which together shall be deemed one and the same agreement.

   15.10 Governing Law. This Agreement shall be construed, and the rights and obligations of Seller and Purchaser hereunder, shall be determined in accordance with the laws of the State of North Carolina.

   15.11 Confidentiality. Purchaser and Seller agree that neither shall make any public announcement or issue any press release or similar statement with regard to the existence of this Agreement or any of the terms hereof, without the written consent of the other party, in its sole discretion (except as may be required by law, court order or stock exchange rules).

   15.12 Surviving Covenants. Only the provisions specifically stated herein to survive the Closing or earlier termination of this Agreement, as the case may be (collectively, the "Surviving Covenants") shall survive the Closing or any termination of this Agreement. All others shall merge with the execution and delivery of the deed at Closing.

   15.13 Further Assurances. The parties hereto hereby expressly agree to perform such additional acts and deliver such additional documents as shall be reasonably required by the other party, or its counsel, to consummate the transaction herein contemplated.

   15.14 Severability. If any term, covenant, or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant, or condition to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

   15.15 Attorneys' Fees. In the event a party hereto shall be required to file suit to enforce its rights hereunder, the prevailing party in such action shall be entitled to recovery of its reasonable attorneys' fees and costs, as may be awarded by the court.

   15.16 Effective Date. The Effective Date of this Agreement shall be the later of the dates on which this Agreement is executed by Purchaser and Seller.


        [Remainder of this page intentionally left blank]

  IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement under seal as of the dates set forth below.

  EXECUTED BY PURCHASER this 12th day of November, 1997.

                            PURCHASER:
                            DEVELOPMENT OPTIONS, INC., a Wyoming corporation

                                 John N. Foy
                            ------------------------------

                            By:     John N. Foy
                            ------------------------------
                            Title:      Executive Vice President


                                      [SEAL]


  EXECUTED BY SELLER this 12th day of November, 1997.


                            SELLER:
                            R.B.R.&S.T. LIMITED PARTNERSHIP,
                            a North Carolina limited Partnership

                            By:       Asheville Mall, Inc., a North Carolina
                                 corporation, its general partner

                                Richard L. Coleman Jr.
                            ----------------------------------

                            By:     Richard L. Coleman Jr.
                            ----------------------------------
                            Title:      President


                                      [SEAL]

  Receipt of an original counterpart of this Agreement executed by Seller and Purchaser is acknowledged this 12th day of November, 1997.

                            Escrow Agent:
                            Nelson Mullins Riley & Scarborough, LLP

                                    Wade Stribling
                            ------------------------------

                            By:      Wade Stribling
                            ------------------------------

                            Title:    Partner

                         EXHIBIT "B"

                      DEPOSIT PROVISIONS

        Purchaser and Seller acknowledge that Purchaser is requiring a substantial quantity of documentation, the production of which, is claimed to be necessary to facilitate the Closing. In consideration thereof, and in consideration of Seller holding the Property off the market during the term of this Agreement, Purchaser shall pay to Escrow Agent simultaneously with the execution of this Agreement the lump sum of $300,000.00, the Deposit, to offset the cost to Seller in connection with the production and reproduction of the documented items listed but not limited to those set forth herein and including the cost of counsel. Escrow Agent shall place the Deposit in an interest bearing account with a financial institution having an office in Atlanta, Georgia. The interest earned on the Deposit shall become a part of the Deposit and disbursed in the same manner as the Deposit. Notwithstanding anything to the contrary contained in this Agreement, the Deposit shall only be refundable to Purchaser if: (i) any of the representations made by Seller as set forth in Section 10.1(d), (e),
  (f), and (k) of this Agreement prove to be materially false (subject to Purchaser's waiver of this right as set forth in Section 6.1), or (ii) Seller shall breach this Agreement by (1) failing to consummate the sale of the Property to Purchaser, (2) failing to materially comply with the provisions of Section 8 of this Agreement, (3) failing to cure those title matters which Seller has agreed, in writing, on and after the Effective Date hereof, to cure, or (4) failing to materially comply with the provisions of
  Section 6.3(d) of this Agreement. In any event, if Purchaser purchases the Property, Purchaser shall receive a credit against the Purchase Price in the amount of the Deposit.

   In performing its duties hereunder, Escrow Agent shall not incur any liability for any damages, losses or expenses, except for its gross negligence or willful misconduct, and it shall accordingly not incur any such liability with respect (a) to any action taken or omitted in good faith upon advice of its counsel or (b) to any action taken or omitted in reliance upon any instrument, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, that Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person, and to conform to the provisions of this Agreement. The parties hereto (other than Escrow Agent) agree to indemnify and hold harmless Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation, legal fees and disbursements, that may be imposed upon Escrow Agent or incurred by Escrow Agent in connection with its acceptance or performance of its duties hereunder, including, without limitation, any litigation arising out of this Agreement or involving the subject matter hereof. If any dispute shall arise among the parties sufficient in the sole discretion of Escrow Agent to justify its doing so, Escrow Agent shall be entitled to tender into the registry or custody of the Clerk of the Superior Court of Buncombe County, North Carolina, or the Clerk for the United States District Court for the corresponding district, any or all money, property or documents in its hands relating to this Agreement, together with such legal pleadings and documents as it shall deem appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. The parties hereto (other than Escrow Agent) shall bear all costs and expenses of any such legal proceedings. Liability for the indemnities made in this Exhibit shall survive the execution and delivery of this Agreement, the termination of this Agreement prior to Closing (if applicable), and the Closing.

                            EXHIBIT "E"

       Civil Summons
   File No. 97 CVS 2304
   Pitt County, North Carolina

   Vida B. McLawhorn and David Michael McLawhorn vs. R.B.R.& S.T., a North Carolina Limited Partnership, et. al.

       Civil Summons
   File No. 97 CVS 700
   Buncombe County, North Carolina

   Margaret J. Dutton vs. Asheville Mall, Inc; R.L. Coleman and Company; R.B.R.& S.T., a North Carolina Limited Partnership; and Richard L. Coleman and wife, Betty B. Coleman.

   The above constitute "slip and fall" actions and are currently being defended by the insurance carrier of Seller.
                     EXHIBIT "T-1"

  Permitted Title Exceptions:

  (1) Operating Agreement between R.B.R.&S.T., Ltd. and J.C. Penney Properties, Inc. et al, recorded in Book 1506, Page 736.

  (2) Right of way of U.S. 74 to the North Carolina Department of Transportation recorded in Book 1642, Page 204.

  (3) Easements to Metropolitan Sewerage District recorded in Book 1695, Pages 75 and 81, Deed Book 1749, Pages 626 and 639, and Book 1860, Page 714.

  (4)   Rights of others in and to the use of those rights of way of White
          Pine Drive, White Pine Court, and U.S. Highway 74 to their full legal widths, as may be more particularly shown on the recorded plats for Buncombe County, North Carolina, or that certain ALTA/ACSM survey prepared by Webb A. Morgan & Associates, P.A., dated October 22, 1997.

  (5) Utility poles and manholes located on the subject property as shown on that certain ALTA/ACSM survey prepared by Webb A. Morgan & Associates, P.A., dated October 22, 1997.

  (6)   Rights of others in and to the use of those rights of way, thirty
          (30) feet in width, thirty-six (36) feet in width, and forty-eight
          (48) feet in width as shown on that certain survey by Gerald W. Stevenson, RLS, dated July, 1993, and revised November 30, 1994.

  (7) Easements to Carolina Power & Light Company recorded in Book 420, Page 253, Book 510, Page 545, Book 1067, Pages 579, 605 & 606, Book
          1098, Pages 10 and 14, Book 1124, Pages 273 & 348, Book 1537, Page
          746, Book 1794, Page 426 and Book 1802, Page 373.

  (8) Easements to Southern Bell Telephone & Telegraph Company recorded in Book 390, Pages 406, Book 407, Pages 233 and 234, Book 513, Page 479, Book 551, Page 118, Book 653, Page 118 and Book 1565, Page 19.

  (9) Reciprocal easement rights as set out in Easement Agreements recorded in Book 1506, Pages 736 and 814.

  (10)  Five Party Agreement recorded in Book 1506, Page 814.

  (11) Easement for all underground water lines to the City of Asheville recorded in Book 1569, Page 269.

  (12) Lease agreement in favor of Montgomery Ward recorded in Book 1775, Page 489.

  (13) Easement between Richard L. Coleman and wife, Betty B. Coleman and Asheville Mall, Inc. and Belk's Department Store of Asheville, North Carolina, Inc. recorded in Book 1072, Page 732 which grants Belk the right to use the water system, drainage system and sewer system and the right to pass over the remaining property constituting the Asheville Mall for repair and replacement of same.

  (14) Easement Agreement between Sears Roebuck & Company, Richard L. Coleman and wife, Betty B. Coleman, Belk's Department Store of Asheville, NC and Asheville Mall, Inc. recorded in Book 1072, Page 759 granting an easement for roads, drives, entranceways, parking areas, walks, courts, pedestrian malls, enclosed malls now or hereafter existing on the Asheville Mall.

  (15) Deed of Easement to the Department of Transportation of the State of North Carolina recorded in Book 1203, Page 451.

  (16) Easement for a "ring road" as set out and reserved in deed recorded in Book 1506, Page 731.

  (17) Short form lease between Asheville Mall, Inc. of Asheville, North Carolina as Landlord and Belk's Department Store of Asheville, Inc. as tenant recorded in Book 1062, Page 49. Said lease was amended in Book 1072, Page 752. Assignment of Interest as set forth in said Assignment and Agreement is recorded in Book 1073, Page 274.

  (18) Restrictive Covenant documents regarding the subject property recorded in Book 665, Page 101.

  (19) Short form lease between the Asheville Mall, Inc. and Carlyle & Company Jewelers as recorded in Book 1469, Page 24.

  (20) Short form lease between R.B.R. & S.T. and ABC Southeastern Theaters, Inc., a Delaware corporation, recorded in Book 1118, Page 531 and supplemented by Agreement in Book 1136, Page 287, as assigned by Assignment and Assumption Agreement recorded in Book 1202, page 274.

  (21) Consent Judgment between R.B.R.&S.T., Ltd. and the North Carolina Department of Transportation recorded in Book 1844, page 288. (Survey prepared by Webb A. Morgan & Associates, P.A., dated October 22, 1997, states that this does not affect the subject property).

  (22) Easements and other matters shown on recorded map in Book of Maps 21, Page 14, and Book of Maps 34, page 7.

  (23) Easement for water and sewerline from Hilda T. Conditto and Husband Montrose Conditto to R.L. Coleman & Company dated September 10, 1974 and recorded in Book 1107, Page 646.

  (24) Additional utility easements serving the subject property as described in item 25 of the ALTA/ACSM survey prepared by Webb A. Morgan & Associates, P.A., dated October 22, 1997.

   All references to Books and Pages are to Books and Pages in the office of the Register of deed for Buncombe County, North Carolina.

                        EXHIBIT "T-2"

  Mechanic's and Materialmen's Liens:

   Judgment as set forth in Judgment Docket 133, Page 179, in favor of Mac's Trusses and Building Components, Inc. dated January 19, 1996, in the original amount of $1,877.18 plus interest and costs.


  Additional Matters:

  (1) Deed of Trust from R.B.R. & S.T., a North Carolina Limited Partnership, to David W. Hammett, Trustee for First Union National Bank of North Carolina, N.A. dated January 10, 1994 and recorded January 14, 1994 at 11:51 a.m. in Book 1527, Page 331, Buncombe County Registry, securing $15,000,000.00.

  (2) Deed of Trust from R.B.R. & S.T., a North Carolina Limited Partnership, to Richard F. Dunlap, Jr., Trustee for First Union National Bank of North Carolina, N.A. dated June 15, 1995 and recorded June 16, 1995 at 8:55 a.m. in Book 1636, Page 311, Buncombe County Registry, securing $15,000,000.00.

  (3) Subordination, Non-Disturbance and Attornment Agreement recorded in Book 1781, Page 337.

  (4) Assignment of Lessor's interest in Leases in favor of First Union National Bank of North Carolina recorded in Book 1781, Page 327.

  (5) Assignment of Leases, Rents and Profits in favor of First Union National Bank of North Carolina recorded in Book 1853, Page 388.

  (6) UCC in favor of First Union National Bank of North Carolina recorded as File No. 95-1485, aforesaid county registry; and

  (7) UCC in favor of First Union National Bank of North Carolina recorded as File No. 94-0121, aforesaid county registry.